Exhibit 99.1

       American Software's Board Increases the Quarterly Cash Dividend

    ATLANTA, June 2 /PRNewswire-FirstCall/ -- American Software, Inc. (Nasdaq: AMSWA) today announced that its Board of Directors has approved a $0.01 increase to the Company's quarterly dividend to $0.07 cents per share. The Company's regular quarterly cash dividend of $0.07 per share of American Software common stock is payable on September 1, 2004 to shareholders of record at the close of business on August 19, 2004.

    Commenting on the Board's decision, James C. Edenfield, President and CEO of American Software, said, "The Company's significant financial reserves and the Board's confidence in the Company's future has allowed us to increase the regular quarterly dividend."

    About American Software, Inc.

    Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offering of integrated business applications, including enterprise-wide, supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is a total ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 86% of Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative value chain planning solutions via the Internet. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers.

    Forward-Looking Statements

    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information please refer to the Company's Form 10-K for the year ended April 30, 2003 and other reports and documents subsequently filed with the Securities and Exchange Commission or contact the Company at American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305 (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206
INTERNET:  http://www.amsoftware.com or E-mail: ask@amsoftware.com

SOURCE  American Software
    -0-                             06/02/2004
    /CONTACT: Vincent C. Klinges Chief Financial Officer of American Software, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/048263.html / /Web site: http://www.amsoftware.com /
    (AMSWA LGTY)

CO:  American Software
ST:  Georgia
IN:  CPR MLM STW
SU:  DIV